Exhibit 2.01

Roger S. Cox, State Bar No. 04956200
SANDERSBAKER, P.C.
P.O. Box 2667
Amarillo, Texas 79105-2667
(806) 372-2020; FAX (806) 372-3725
Counsel for Debtor-in-Possession

                         UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                AMARILLO DIVISION

IN RE:                               :
                                     :
FORELAND CORPORATION,                :            Case No. 04-20762-RLJ-11
                                     :
                  Debtor.            :

                         DEBTOR'S PLAN OF REORGANIZATION

         FORELAND CORPORATION, Debtor and Debtor-in-Possession ("Foreland" or "Debtor"), submits this Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code:

                                    ARTICLE 1
                                   Definitions

         1.01. Administrative Expense Claims: Claims which arise from those expenses described in Section 503 of the Bankruptcy Code.

         1.02. Allowed Claim: A claim with respect to which: (a) a proof of claim has been filed with the Court on or before the bar date fixed by the Court, or (b) Debtor has scheduled in a list of creditors prepared and filed with the Court pursuant to Rule 1007 and such claim not listed as disputed, contingent, or unliquidated as to amount; and in either case, a claim: (i) to which no objection has been timely filed by any party-in-interest, or (ii) that has been allowed by order of the Court that has become final and is no longer subject to appeal.

         1.03. Allowed Priority Claim: An Allowed Claim for which the holder asserts and is determined to be entitled to priority under Section 507, et seq., of the Bankruptcy Code in an amount allowed by final order of the Court; Administrative Expense Claims or Class One Claims.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 1 OF 17

         1.04. Allowed Unsecured Claim: An Unsecured Allowed Claim against Debtor that is not an Allowed Priority Claim, an Allowed Unsecured Claim of Riata, or an Allowed Unsecured Claim of an Insider; Class Two Claims.

         1.05. Allowed Unsecured Claims of Insiders: An Unsecured Allowed Claim against Debtor that is not Allowed Priority Claim, an Allowed Unsecured Claim, or an Allowed Unsecured Claim of Riata; Class Four Claims.

         1.06. Allowed Unsecured Claim of Riata: An Unsecured Allowed Claim against Debtor that is not Allowed Priority Claim, an Allowed Unsecured Claim, or an Allowed Unsecured Claim against Insiders; Class Three Claims. This claim relates to the pre-petition purchase by Riata of certain debt owed by Debtor.

         1.07. Bankruptcy Code: The United States Bankruptcy Code as codified at 11 U.S.C. ss. 101, et seq.

         1.08. Bruce C. Decker: The President and CEO of Debtor. Also, the President and principal owner of DPMC.

         1.09. Cash Infusion: The $56,300.00 cash infusion to be contributed and paid by Riata upon the Effective Date of the Plan.

         1.010. Common Equity Security Holders: Holders of any common stock or other equity securities (including without limitation any options on warrants) other than Preferred Equity Securities issued pre-petition by Debtor.

         1.011. Confirmation: Approval of the Plan by the Court, which shall occur the date upon which the Confirmation Order is entered.

         1.012. Confirmation Order: The order of the Court confirming Debtor's Plan.

         1.013. Consummation: The time when the last act required under the Plan has been completed.

         1.014. Debtor: Foreland Corporation ("Foreland"), a Nevada corporation whose principal office is in Amarillo, Texas, the Debtor and Debtor-in-Possession ("DIP") in this case.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 2 OF 17

         1.015. DPMC: Decker Project Management Corporation, a Utah corporation, the President and principal owner of which is Bruce C. Decker, the President of Debtor.

         1.016. Effective Date: Eleven (11) days following the entry of the Confirmation Order or such other date as agreed upon by Debtor and Riata following confirmation.

         1.017. Equity Security Holders: The Common Equity Security Holders and the Preferred Equity Security Holders, whenever referenced collectively.

         1.018. Financing Claim: The claim of Riata arising from Riata's funding of the continuing operating expenses of Debtor pre-petition and pursuant to the Post-Petition Loan Agreement, the collective obligation of Debtor from the Riata Operating Loan and the Post-Petition Financing Claim..

         1.019. Insider: Insider is given the meaning set forth under Section 101(31) of the Bankruptcy Code. Bruce Decker and DPMC are classified as Insiders for purposes of this Plan.

         1.020. Petition Date: The date on which Debtor filed its petition for relief, June 16, 2004.

         1.021. Plan: This Plan of Reorganization.

         1.022. Pledged Assets: The assets of Debtor in which Riata will be granted a security interest in lieu of a cash payment in full on the Effective Date for the Allowed Unsecured Claim of Riata. The Pledged Assets include, but are not limited to, Debtor's Geophysical Database, pipe inventory, and reclamation bonds.

         1.023. Post-Confirmation Forbearance Agreement: The agreement between Riata and Debtor providing for forbearance on collection of Riata's security interest in the Pledged Assets for a minimum period of twelve (12) months after the Effective Date, to be evidenced by a separate written agreement between Riata and the Debtor, consistent with the terms of this Plan.

         1.024. Post-Petition Financing Claim: The claim of Riata arising from Riata's funding of the continuing operating expenses of Debtor, pursuant to the Post-Petition Loan Agreement, part of the Financing Claim.

         1.025. Post-Petition Loan Agreement: That certain Loan Agreement entered into by and between Debtor and Riata on August 13, 2004, and approved by the Court on August 11, 2004.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 3 OF 17

         1.026. Preferred Equity Security Holders: Holders of any equity securities which have preference over general equity securities, including specifically holders of 1991 Series Preferred Stock, 1994 Series Convertible Preferred Stock, 1995 Series Convertible Preferred Stock, or 1998 Series Convertible Preferred Stock.

         1.027. Pre-Petition Credit Documents: The Pre-Petition Credit Documents are: (a) Loan Agreement dated March 12, 2004, by and between Foreland and Riata,
(b) any documents executed in connection therewith, including but not limited to the Promissory Note and Security Agreement, and (c) any amendments, assignments, or modifications thereto.

         1.028. Reorganized Debtor: Foreland on and after the Effective Date.

         1.029. Riata: Riata Energy, Inc., a Texas corporation. The creditor holding the Class Three B and Class Four Claims, and the creditor that provided the post-petition financing for Debtor. Riata is also the holder of the 1998 Convertible Preferred Stock.

         1.030. Riata Collateral: The assets pledged by Debtor in accordance with the Pre-Petition Credit Documents, including without limitation the proceeds thereof, which currently secure the Financing Claim of Riata.

         1.031. Riata Operating Loan: Loan evidenced by $150,000.00 promissory note from Foreland to Riata, executed funded in or about March 2004, part of the Financing Claim.

         1.032. SEC: Securities and Exchange Commission - United States of America.

         1.033. Secured Claims: Allowed secured claims of any creditor whose claim is secured by a valid, perfected security interest in pre-petition property of the Debtor, other than Riata. These claims are treated in Class Six.

         1.034. Unclassified Claims: Claims which pursuant to Section 1123(a)(1) of the Bankruptcy Code are not classified and which includes collectively all claims accorded priority pursuant to Sections 507(a)(1), 507(a)(2), and 507(a)(8) of the Code.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 4 OF 17

         1.035. Unsecured Creditors: All Unsecured Creditors holding unsecured claims that are not Allowed Priority Claims ; Class Two, Three and Four Claimants.

                                    ARTICLE 2
                            Classification of Claims

         Administrative Expense Claims which are accorded priority pursuant to
Section 507(a)(1) and Allowed Priority Claims pursuant to Sections 507(a)(2) and 507(a)(8) are not separately classified.

         2.01. Class One: Allowed Priority Claims under Section 507(a)(3) to
(a)(7) of the Bankruptcy Code.

         2.02. Claims of Unsecured Creditors:

                  Class Two.  Allowed Unsecured Claims.
                  Class Three.  Allowed Unsecured Claim of Riata.
                  Class Four.  Allowed Unsecured Claims of Insiders.

         2.03. Class Five: Allowed Financing Claim of Riata.

         2.04. Class Six: Allowed Secured Claims, except for the secured claims of Riata.

         2.05. Class Seven: The interests of the Preferred Equity Security Holders.

         2.06. Class Eight: The interests of Common Equity Security Holders.

                                    ARTICLE 3
                        Treatment of Claims and Interests

         Except as expressly provided in this Plan, all classes of claims are impaired to some extent under the Plan.

         3.01. Unclassified Administrative Claims: Administrative Expense Claims which are accorded priority pursuant to Section 507(a)(1) and Allowed Claims under 507(a)(2) are not impaired and shall receive cash in the full amount of each such claim on the later of: (i) the Effective Date, or (ii) ten days after such claim becomes an Allowed Claim, unless the holder of the claim agrees to less favorable treatment. It is not believed that there are any such claims in this category other than administrative claims owing Debtor's counsel and Debtor's other retained professionals, which claims will be paid subject to Court approval from the post-petition financing provided by Riata.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 5 OF 17

         3.02. Unclassified Tax Claims: Allowed Priority Claims pursuant to
Section 507(a)(8) are not impaired and shall be paid as follows:

                  1. Claims that are equal to or less than $1,000.00 in amount will be paid in full on or within sixty (60) days after the Effective Date.

                  2. Claims that are greater than $1,000.00 in amount will be paid, at the option of Debtor: (a) in full on or within sixty (60) days after the Effective Date, or (b) by deferred annual cash payments over the next four
(4) years. The deferred annual payments will be twenty-five percent (25%) of the Allowed Claim amount, plus interest at five percent (5.0%) per annum, with the first payment due one (1) year after the Effective Date. Debtor expressly reserves the right to prepay any deferred Class Two Allowed Claim.

                  3. Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Reorganized Debtor shall file its objection to the allowance of a Claim pursuant to Section 507(a)(8) that is disputed. Ten (10) days after the entry of a final order allowing the amount, if any, of such claim, the allowed portion of all such disputed Claims shall be paid consistent with the provisions above.

         3.03. Class One: Allowed Priority Claims, under Section 507(a)(3) to
(a)(7) of the Bankruptcy Code shall be paid in cash in full on the Effective Date of the Plan, or as soon thereafter as reasonably practical, unless otherwise agreed by the applicable claimant. It is not believed that there are any such claims in this category. Class One is not impaired under the Plan.

         3.04. Unsecured Claims: The Allowed Claims of Unsecured Creditors are impaired and will be classified into three subcategories as follows: (a) Class Two - Allowed Unsecured Claims (consisting of claims held by creditors other than Riata or Insiders); (b) Class Three - Allowed Unsecured Claim of Riata; and
(c) Class Four - Allowed Unsecured Claims of Insiders.

         3.05. Class Two: If the total Allowed Unsecured Claims are less than $50,000.00, then the holder of each Allowed Unsecured Claim will be paid 100% of the allowed amount of the claim, without interest. If the total Allowed

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 6 OF 17

Unsecured Claims exceed $50,000.00, the claims will be paid on a pro rata basis from a total sum of $50,000.00.(1) These claims will be paid on the later of:
(1) thirty (30) days after the Effective Date, or (2) fifteen (15) days after the final resolution of any claim objections still pending and unresolved. (Objections to any Class Two claims shall be filed within thirty (30) days after the Effective Date, unless there is a bar date, in which event objections shall be filed by the later of thirty (30) days following the Effective Date or thirty
(30) days following the applicable bar date.) Upon payment of the required amount described above, the remaining balance of the Class Two Claims will be discharged, and Debtor will have no further obligation for payments to Class Two Claimants.

         3.06. Class Three: The Allowed Unsecured Claim of Riata shall be deemed allowed in the amount of $1,233,437.96. In addition, the Reorganized Debtor shall grant and convey to Riata a security interest in the Pledged Assets of Debtor in lieu of or in security for later payment of cash in full on the Effective Date. Riata's rights with respect to the Pledged Assets will be governed and restricted according to the terms of the Post-Confirmation Forbearance Agreement, as the same may be amended, which shall become effective after the Effective Date upon Debtor's completion of all obligations with respect to payment of Class Two Claims. The right to payment from Debtor and Debtor's payment obligations of the allowed amount of the Unsecured Claim of Riata will be set forth in the Post-Confirmation Forbearance Agreement.

         3.07. Class Four: If the total Allowed Unsecured Claims are less than $250,000.00 (resulting in a payment of at least twenty percent (20%) of the allowed amount of such claims), then Allowed Unsecured Claims of Insiders will receive a pro-rata payment from a total fund of $6,300.00. If the total Allowed Unsecured Claims exceed $250,000.00, then the Allowed Unsecured Claims of Insiders will be paid zero dollars and the total amount paid to Allowed Unsecured Claims (Class Two) will be increased by $6,300.00. If the total Allowed Unsecured Claims are less than $50,000.00, then Allowed Unsecured Claims of Insiders will be paid $6,300.00, plus the difference between $50,000.00 and the total Allowed Unsecured Claims. The Allowed Unsecured Claims of Insiders (Class Four) will be paid within thirty (30) days after payment of the Allowed

--------

         1 The source of this $50,000.00 is the payment totaling $56,300.00 from Riata described at Paragraph 4.04.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 7 OF 17

Unsecured Claims (Class Two). Upon payment of the required amount described above, the remaining balance of the Allowed Unsecured Claims of Insiders will be discharged and Debtor will have no further obligation for payment of such claims.

         3.08. Class Five: On the Effective Date, the Class Five Financing Claim of Riata shall be deemed allowed in the amount of: (a) $150,000.00 as of June 18, 2004, plus (b) all other amounts advanced by Riata to Debtor under the Post-Petition Loan Agreement. Riata shall receive all of the equity interest of Debtor in exchange for: (1) extinguishment of its Financing Claim against Debtor and (2) Riata's payment of the Cash Infusion of $56,300.00 to Debtor on or before the Effective Date. Class Five is impaired under the Plan.

         3.09. Class Six: The Secured Claims will be paid by the Reorganized Debtor according to the terms of the existing loan and security documents. Each secured claimant will retain its respective security interests in the collateral securing its claim. To the extent a Class Six claimant is under-secured, (a) it shall have no recourse for such deficiency against the Reorganized Debtor, and
(b) it may seek to have its deficiency treated as an Allowed Unsecured Claim, subject to objections of the Reorganized Debtor. It is not believed that there are any claims in this class. Class Six is impaired under the Plan.

         3.010. CLASS SEVEN: THE INTERESTS OF THE PREFERRED EQUITY SECURITY HOLDERS OF DEBTOR WILL BE CANCELED ON THE EFFECTIVE DATE, WHICH CANCELLATION SHALL BE DEEMED TO OCCUR SIMULTANEOUSLY WITH THE ISSUANCE OF NEW STOCK TO RIATA AS DESCRIBED IN THIS PLAN. CLASS SEVEN IS IMPAIRED UNDER THE PLAN.

         3.011. CLASS EIGHT: THE INTERESTS OF THE COMMON EQUITY SECURITY HOLDERS OF DEBTOR WILL BE CANCELED ON THE EFFECTIVE DATE, WHICH CANCELLATION SHALL BE DEEMED TO OCCUR SIMULTANEOUSLY WITH THE ISSUANCE OF NEW STOCK TO RIATA AS DESCRIBED IN THIS PLAN. CLASS EIGHT IS IMPAIRED UNDER THE PLAN.

                                    ARTICLE 4
                           Implementation of the Plan

         4.01. Except as otherwise provided in the Plan, the Reorganized Debtor will remain in possession and ownership of all of the assets of Debtor, without

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 8 OF 17
any liquidation being contemplated by this Plan, and will continue to maintain and operate Debtor's assets. After the Effective Date, the capitalization and financing of the Reorganized Debtor will be made on an as needed basis by Riata. All liens and security interests of Riata in the Pledged Assets shall be preserved and remain in full force and effect. The Reorganized Debtor shall take such actions as required by Riata to enforce, preserve, and otherwise maintain such liens and encumbrances, including without limitation executing any new documents, financing statements, or other instruments. Documentation acceptable to Debtor and Riata will be executed and delivered to implement the Plan.

         4.02. Prior to the Effective Date, Debtor shall estimate the amount of Administrative Expense Claims to be paid and shall draw money to pay such estimated claims under the Post-Petition Loan Agreement with Riata pursuant to this Plan. (Such money drawn will become part of the Financing Claim of Riata.)

         4.03. On or before the Effective Date, Debtor shall arrange post-confirmation financing with Riata sufficient to fund payments necessary to pay all Unclassified Claims and Class One Claims, if any.

         4.04. On or before the Effective Date, Riata shall pay Debtor $56,300.00 in cash or cash equivalent. All stock certificates of the Preferred Equity Security Holders and the Common Equity Security Holders will be canceled upon the extinguishment of the Financing Claim of Riata. Debtor will issue new stock to Riata on the Effective Date in exchange for extinguishment of the Financing Claim of Riata and take steps necessary to effectuate the transfer of ownership from the Equity Security Holders to Riata.

         4.05. On the Effective Date, Debtor shall become the Reorganized Debtor and shall:

                  1. Distribute $56,300.00 to the allowed Class Two and Class Four claimants and pay the claims amounts, if any, due for Unclassified Claims or Class One Claims pursuant to the terms of the Plan;

                  2. Grant and convey a security interest in the Pledged Assets to Riata for its Class Four Claim; and

                  3. Cancel all of the stock of the Preferred Equity Security Holders and Common Equity Security Holders and issue new stock in the Reorganized Debtor to Riata.

DEBTOR'S PLAN OF REORGANIZATION                                     PAGE 9 OF 17

         4.06. Upon becoming the owner of the stock in the Reorganized Debtor, Riata may immediately elect or appoint new directors, who may immediately appoint new officers.

                                    ARTICLE 5
                            Releases and Injunctions

         5.01. Discharge of Debtor. Except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of all claims, and interests of Equity Security Holders under the Plan will be in exchange for and in complete satisfaction, discharge, release, and cancellation of claims and the interests of the Equity Security Holders of any nature whatsoever, including, without limitation, any interest accrued on any claim from and after the Petition Date, against Debtor, the Reorganized Debtor, or any of their respective assets and properties, including subsidiaries of the Reorganized Debtor. (Consistent with the treatment set forth herein with respect to the Class Three Allowed Unsecured Claim of Riata, the claim of Riata is not discharged and will be paid according to the Post-Confirmation Forbearance Agreement, as may be amended, and all liens and security interests of Riata in and to the Pledged Assets shall be preserved and remain in full force and effect.) Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation shall, as of the Effective Date:

                  1. Discharge Debtor and the Reorganized Debtor from all claims, demands, liabilities, other debts, or interests that arose on or before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not:

                           a. A proof of claim based on such debt is filed or
deemed filed pursuant to Section 501 of the Bankruptcy Code;

                           b. Such claim is allowed pursuant to Section 502 of
the Bankruptcy Code; or

                           c. The holder of a claim has accepted the Plan.

                  2. Terminate and cancel all rights and interests of the Preferred Equity Security Holders and the Common Equity Security Holders; and

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 10 OF 17

                  3. Preclude all persons from asserting against the Reorganized Debtor, its successors, or its assets or properties, any other or further claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

         5.02. Injunction Related to the Discharge. Except as otherwise provided in the Plan or the Confirmation Order, all entities, including the Equity Security Holders, that have held, currently hold, or may hold equity security interests, claims, or other debts or liabilities against Debtor or the Reorganized Debtor that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such claims, debts, liabilities, or equity security interests:

                  1. Commencing or continuing in any manner any action or other proceeding of any kind with respect to any such claim, debt, liability, or equity security interests, or right, other than to enforce any right pursuant to this Plan;

                  2. Enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against Debtor, the Reorganized Debtor, or their property or interests in property, on account of any such claim, debt, liability, or equity security interests;

                  3. Creating, perfecting, or enforcing any lien or encumbrance against Debtor, the Reorganized Debtor, or their property or interests in property on account of any such claim, debt, liability, or equity security interest;

                  4. Asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to Debtor or the Reorganized Debtor or against its property or interests in property on account of any such claim, debt, liability, or equity security interest; and

                  5. Commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

         Such injunction shall extend to and for the benefit of any successor of Debtor, including, without limitation, the Reorganized Debtor and its respective property and interests in property. Any entity injured by any willful violation

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 11 OF 17
of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

         5.03. Terms of Bankruptcy Injunction or Stays. All injunctions or stays provided for in Section 362 of the Bankruptcy Code, or otherwise, and in existence at Confirmation, shall remain in full force and effect until the Effective Date.

         5.04. Releases by Holders of Claims. On the Effective Date, in exchange for and in consideration of, among other things, the payments set forth herein to or on behalf of Debtor for the benefit of holders of Allowed Claims, the financing provided to Debtor and the present and future undertakings in accordance with the terms of the Plan, each holder of a claim or interest shall be deemed to unconditionally release and forever waive all claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights, and causes of action, whatsoever (other than the right to enforce Debtor's or the Reorganized Debtor's obligations under the Plan and the contracts, instruments, releases, and other agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or in part upon any transactions or matters with Debtor, or in connection with this bankruptcy case, the Plan, or the Disclosure Statement that occurred or could have occurred on or prior to the Effective Date against Riata, Debtor, and DPMC.

         5.05. Injunction Related to Releases. The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, Equity Security Holder whether directly, derivatively, or otherwise, of any claim, demand, debt, liability, cause of action, or right that is released, discharged, or waived pursuant to the Plan against the released parties.

         5.06. Exculpation. From and after the Effective Date, none of Debtor, the Reorganized Debtor, Riata, DPMC, or any of their respective members, officers, directors, employees, professionals (e.g., lawyers or accountants), lenders, or other representatives, shall have or incur any liability to any holder of a claim, Preferred Equity Securities, or Common Equity Securities for any act or omission in connection with, related to, or arising out of the bankruptcy case, the pursuit of confirmation of the Plan, the consummation of

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 12 OF 17
the Plan, or the administration of the Plan or the property to be distributed under the Plan (including objections to, and settlements of, claims under the Plan), except for willful misconduct or gross negligence; and, in all respects, Debtor, the Reorganized Debtor, and Riata, and each of their respective members, officers, directors, employees, professionals, lenders, or other representatives shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                    ARTICLE 6
                              Additional Provisions

         6.01. Executory Contracts and Unexpired Leases. All contracts of insurance and all of the leases entered into by Debtor, as lessor, in the ordinary course of business and that remain as property of Debtor as of the Effective Date shall be deemed assumed by, and assigned to, the Reorganized Debtor as of the Effective Date (the "Assumed Leases"). In addition to the Assumed Leases, the additional leases and executory contracts set forth herein shall be assumed by Debtor, and deemed assigned to the Reorganized Debtor, as of the Effective Date. These leases include any oil, gas, or mineral lease covering property found in the States of Texas or Nevada to which Debtor is a party.(2)

         Any lease or executory contract that is not an Assumed Lease or that is not listed in this Section 6.01 shall be deemed rejected as of the Effective Date unless a motion to assume such lease or executory contract is filed prior to Confirmation.

         6.02. Allowance and Payment of Cure Sum Claims. Any entity whose executory contract or lease is assumed by the Reorganized Debtor pursuant to the Plan must file its cure sum claim(3) with the Court within thirty (30) days after the Effective Date ("Cure Sum Claim Bar Date"), or the right to assert such cure sum claim shall be deemed forever waived and barred.

------------------
         (2) Such leasehold interests are being assumed in an overabundance of caution as Debtor believes such interests are in the nature of a vested property interest, which would not be subject to rejection or assumption.

         (3) In other words, the amount of money claimed as necessary for Debtor or reorganized Debtor to cure a past default.

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 13 OF 17

         Except as may otherwise be agreed to by the parties, within twenty-one
(21) days after the Cure Sum Claim Bar Date, the Reorganized Debtor shall pay all undisputed cure sum claims or file its objection to the Allowance of any cure sum claims that are disputed.

         All disputed cure sum claims shall be paid within ten (10) days after entry of a final order determining the amount of such cure sum claim; provided, however, that the Reorganized Debtor may, in its sole discretion, reject any previously assumed contract or lease to which it has interposed an objection to the allowance of the cure sum claim, within two (2) business days after the entry of a final order allowing the cure sum claim.

         6.03. Bar Date for Filing Proofs of Claim Relating to Rejected Executory Contracts and Leases. If the rejection of an executory contract or unexpired lease gives rise to a claim, such claim will be forever disallowed, barred, and will be unenforceable against Reorganized Debtor, unless such claim is filed within thirty (30) days after the latter of the Effective Date or the date on which the Reorganized Debtor elects to reject a contract or lease otherwise previously assumed by the Plan.

         6.04. Vesting of Property. Upon confirmation of the Plan and except as otherwise provided in this Plan, all of the property of the Chapter 11 estate shall vest in the Reorganized Debtor. Such vesting is expressly subject to the duties of the Reorganized Debtor and the rights of Riata as set forth in this Plan.

         6.05. Retention of Jurisdiction. Until full consummation of the Plan, the Bankruptcy Court shall retain jurisdiction for the following purposes:

                  1. The determination of all questions and disputes regarding title to the assets of the estate, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date of confirmation, between Debtor and any other party-in-interest.

                  2. The correction of any defect, curing of any omission, or reconciliation of any inconsistency in the Plan, the order of confirmation, or other document or instrument as may be necessary to carry out the purposes and intent of the Plan.

                  3. The modification of this Plan after confirmation.

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 14 OF 17

                  4. The enforcement and interpretation of the terms and conditions of this Plan, which specifically includes hearing objections to claims and resolution of disputes with respect to Retained Residuals and leases to which Debtor is a party.

                  5. The entry of any order necessary to enforce the title, rights, and powers of Debtor, and to impose such limitations, restrictions, terms, and conditions as the Bankruptcy Court may deem necessary.

         6.06. Discrepancies. In the event of a discrepancy between the terms of the Plan and the Disclosure Statement, the terms of the Plan shall control.

         6.07. Future Earnings. All income of Debtor shall be paid to the Reorganized Debtor, subject only to the continued perfected liens and security interests of Riata.

         6.08. Claims and Actions. All claims and causes of action, if any, held by Debtor shall be retained by and remain the property of the Reorganized Debtor.

         6.09. Waiver. Nothing contained herein shall constitute a waiver or release of any claim, counterclaim, or dispute that Debtor may have regarding the validity of any claim or lien by way of a subsequent adversary proceeding or amendment to the Plan in the event this Plan is not confirmed as filed. The treatment outlined in this Plan is for the purposes of this Plan only and only in the event of confirmation of this Plan, and Debtor reserves the right to provide for different treatment of any claim in any amended or supplemental plan submitted by Debtor under this or any other chapter of the Bankruptcy Code.

         6.10. Values. Any values set forth or referenced in this Plan are Debtor's estimate only. In the event of a valuation hearing, Debtor reserves the right to present and rely upon expert appraisal testimony that may contradict the values set forth herein. These values (and those referenced in the accompanying disclosure statement) are also subject to further orders of the Bankruptcy Court.

         6.11. Other Definitions. Except as expressly provided herein (as allowed under the Bankruptcy Code), reference is hereby made to the definitions set forth at Section 101 of the Bankruptcy Code.

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 15 OF 17

         6.12. Revocation. Debtor reserves the right to revoke and withdraw this Plan at any time prior to its confirmation.

         6.13. Exemption from Transfer Taxes. Pursuant to Section 1129(c) of the Bankruptcy Code, no tax may be assessed or collected upon any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer pursuant to this Plan.

                                    ARTICLE 7
                    Compliance With Confirmation Requirements

         7.01. Compliance With Laws and Good Faith. Debtor believes that the Plan complies with all provisions of Chapter 11 and any other applicable provision of the Bankruptcy Code, that the Plan has been proposed in good faith and not by any means forbidden by law, and that all fees, charges, or amounts required to be paid before confirmation have been paid.

                                    ARTICLE 8
           Procedure for Filing and Allowance of Claims and Interests

         8.01. Debtor has scheduled, to its knowledge, all claims and interests. The failure of any claimant or holder of an interest that is scheduled to file a proof of claim or proof of interest before the claims deadline set by the Court will be deemed agreement to the manner in which the claim or interest was scheduled, except that a secured creditor will be entitled to the benefits of
Section 506 of the Bankruptcy Code in the event its collateral is of a value in excess of its claim.

DATED: November 22, 2004
                                           Respectfully submitted,

                                           FORELAND CORPORATION


                                            /S/ Roger S. Cox
                                           ------------------------------------
                                           Roger S. Cox, State Bar No. 04956200
                                           SANDERSBAKER, P.C.
                                           P.O. Box 2667 Amarillo,
                                           Texas 79105-2667 (806)
                                           372-2020; FAX (806)
                                           372-3725 Counsel for
                                           Debtor-in-Possession

DEBTOR'S PLAN OF REORGANIZATION                                    PAGE 16 OF 17

                         UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                AMARILLO DIVISION

IN RE:                                  :
                                        :
FORELAND CORPORATION,                   :            Case No. 04-20762-RLJ-11
                                        :
                  Debtor.               :

                 MODIFICATION TO DEBTOR'S PLAN OF REORGANIZATION

TO THE HONORABLE COURT:

         The Plan of Reorganization filed on September 16, 2004 (clerk's document no. 62) is modified and amended so that paragraph 5.06 of the Plan reads as follows:

         5.06 Exculpation. From and after the Effective Date, none of Debtor, the Reorganized Debtor, Riata, DPMC, or any of their respective members, officers, directors, or employees, shall have or incur any liability to any holder of a claim, Preferred Equity Securities, or Common Equity Securities for any act or omission in connection with, related to, or arising out of the bankruptcy case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan (including objections to, and settlements of, claims under the Plan), except for willful misconduct or gross negligence; and, in all respects, Debtor, the Reorganized Debtor, and Riata, and each of their respective members, officers, directors, and employees, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                         Respectfully submitted,

                                           /S/ Roger S. Cox
                                         -------------------------------------
                                         Roger S. Cox, State Bar No. 04956200
                                         SANDERSBAKER, P.C.
                                         P.O. Box 2667 Amarillo,
                                         Texas 79105-2667 (806)
                                         372-2020; FAX (806)
                                         372-3725 email:
                                         rcox@sandersbaker.com
                                         Counsel for
                                         Debtor-in-Possession


                             CERTIFICATE OF SERVICE

         A complete, correct copy of the foregoing was served on all persons receiving ECF notification and all persons requesting notice; Manner of service:
First Class Mail or ECF notification; Date of Service: November 22, 2004.


                                                      /S/ Roger S. Cox
                                                     ---------------------------
                                                     ROGER S. COX